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                                  UNITED STATES                                                             OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION                                           ---------------------------
                             WASHINGTON, D.C. 20549                                                 OMB Number       3235-0167
                                                                                                    Expires:  October 31, 2001
                                                                                                    Estimated average burden
                                                                                                    hours per response....1.50
                                                                                                    ---------------------------

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                                                 Commission File Number            0-25575
                                                                                                       ------------------------

                                                     @PLAN.INC
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                              (Exact name of registrant as specified in its charter)


                       THREE LANDMARK SQUARE, SUITE 400, STAMFORD, CT 06901, (203) 961-0340
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                            COMMON STOCK, NO PAR VALUE
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                             (Title of each class of securities covered by this Form)


                                                       NONE
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


                 Rule 12g-4(a)(1)(i)     [X]                                Rule 12h-3(b)(1)(i)     [X]
                 Rule 12g-4(a)(1)(ii)    [_]                                Rule 12h-3(b)(1)(ii)    [_]
                 Rule 12g-4(a)(2)(i)     [_]                                Rule 12h-3(b)(2)(i)     [_]
                 Rule 12g-4(a)(2)(ii)    [_]                                Rule 12h-3(b)(2)(ii)    [_]
                                                                            Rule 15d-6              [X]


         Approximate number of holders of record as of the certificate or notice date:     NONE
                                                                                      ---------------------
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         Effective as of February 2, 2001, the Registrant was acquired by
DoubleClick Inc., a Delaware corporation ("DoubleClick"), by way of a merger
(the "Merger") in which the Registrant merged with and into DoubleClick and ceased to exist. In connection with the Merger, each share of common stock of the Registrant outstanding immediately prior to the consummation of the Merger was exchanged for $3.45 in cash and .2829 shares of DoubleClick common stock, and DoubleClick assumed all of the Registrant's stock options and warrants outstanding at the effective date of the Merger, based on a .4975 exchange ratio. Accordingly, as of the date hereof, there are no holders of record of
Common Stock of the Registrant.

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
@plan.inc has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February 2, 2001     By:          /s/ Jeff Epstein
      ---------------------         ---------------------------------
                                    Name:  Jeff Epstein
                                    Title: Executive Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall by typed or printed under the signature.


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